Exhibit (a)(1)(A)

MICROSEMI CORPORATION

2381 MORSE AVENUE

IRVINE, CA 92614

(949) 221-7100

OFFER TO AMEND AND ACCELERATE EMPLOYEE STOCK OPTIONS

August 17, 2005

THIS OFFER EXPIRES ON SEPTEMBER 15, 2005 AT 5 O’CLOCK P.M., U.S. PACIFIC DAYLIGHT TIME, UNLESS WE EXTEND THE OFFER. THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (“SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, OUR COMPANY, OUR BOARD OF DIRECTORS, OUR OFFICERS, OUR AGENTS, OUR REPRESENTATIVES AND OUR EMPLOYEES MAKE NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD ELECT TO AMEND AND ACCELERATE YOUR ELIGIBLE UNVESTED OPTIONS IN THIS OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO AMEND AND ACCELERATE YOUR ELIGIBLE UNVESTED OPTIONS.

ACCEPTANCE OF THIS OFFER INVOLVES SIGNIFICANT RISKS. SEE “CERTAIN RISKS OF PARTICIPATING IN THIS OFFER” BELOW.

We (“Microsemi” or the “Company”) are offering (the “Offer to Amend and Accelerate”) to holders of Eligible Unvested Options to amend and accelerate the exercisability of such options to purchase shares of our Common Stock (“Amended and Accelerated Options”).

There will be certain restrictions on transfer of the shares receivable under an exercise of Amended and Accelerated Options only if the exercise occurs before the original Eligible Unvested Options would have vested but for their Amendment and Acceleration pursuant to this Offer. However, the shares purchased upon exercise of Amended and Accelerated Options may be transferred to the extent necessary to pay certain amounts due as a result of the exercise of the options: the exercise price due and payable to the Company upon exercise, any federal and state income taxes or tax withholdings associated with the option exercise (based on an assumed 40% federal and state combined tax rate) and standard brokerage selling commissions, fees and charges.

Regardless of whether you wish to accept or decline this Offer, you must complete and deliver to us an Acknowledgement and Election Form indicating whether or not you wish to amend and accelerate your Eligible Unvested Options to become Amended and Accelerated Options.

The terms of the Offer are, generally speaking, as follows:

•    You will receive an Acknowledgement and Election Form indicating which, if any, of the options you now hold would be your Eligible Unvested Options eligible for the amendment and acceleration).

•    Each option holder must sign and return an Acknowledgement and Election Form, indicating whether the holder desires to accept or decline the Offer.

•    Either ALL of your Eligible Unvested Options can be amended and accelerated by indicating that you “accept,” or NONE of your Eligible Unvested Options can be amended and accelerated by indicating that you “decline,” on your Acknowledgement and Election Form.

•    You may also withdraw and supersede any Acknowledgement and Election Form by subsequently submitting another Acknowledgement and Election Form.

•    We will treat as a withdrawal of any previous election any later-dated written statement that is signed by you that reasonably indicates that you “decline,” or withdraw your prior election to “accept.”

•    Generally, the Eligible Unvested Options are only those portions of an outstanding option grant under the Company Option Plan that is not exercisable yet and would not become exercisable on or prior to September 26, 2005.

•    Amended and Accelerated Options will continue to have the same exercise prices and terms as the Eligible Unvested Options, except they are fully exercisable. Some transfer restrictions shall apply, with certain exceptions, to the Common Stock issuable upon any exercise, if the exercise takes place before the Eligible Unvested Option originally would have vested.

Amended and Accelerated Options will have terms and conditions that are the same as the terms and conditions of Eligible Unvested Options, except for immediate exercisability along with certain restrictions on the transfer of the shares purchasable upon exercise. Those restrictions lapse when the options would have become exercisable if not for Amendment and Acceleration. Before these restrictions lapse, you may sell only the number of shares sufficient to pay the option exercise price, income tax payments or withholdings (in an amount based on an assumed 40% combined federal and state tax rate), and stock broker sales commissions or fees.

•    The number of shares subject to the Amended and Accelerated Options will equal the number of shares subject to your Eligible Unvested Options if you elect to amend and accelerate them pursuant to the Offer.

•    The Amended and Accelerated Options will be amended and become accelerated and thereby fully exercisable on September 16, 2005, or a later date if the Expiration Date is extended beyond September 15, 2005 (the “Amendment and Acceleration Date”). The Amended and Accelerated Options will be fully exercisable and vested on and after the date they are Amended and Accelerated, subject to expiration of the options in accordance with the Company Option Plan and their own terms.

•    Although the foregoing generally describes the Offer, we are making this Offer upon the terms, and subject to the conditions, described elsewhere in this Offer (and the attachments hereto), the related cover letter, the Summary Term Sheet and Questions and Answers (which together, as they may be amended from time to time, constitute the Offer). Without limiting the preceding sentence, this Offer is subject to conditions that we describe in Section 6 of the Offer to Amend and Accelerate.

•    Shares of our Common Stock are quoted on Nasdaq under the symbol “MSCC”. On August 16, 2005, the closing price of our Common Stock as reported by Nasdaq was $22.59 per share. We recommend that you obtain more current market quotations for our Common Stock if you use current price as a factor in deciding whether to elect to amend and accelerate your Eligible Unvested Options. All of our future expectations are subject to numerous risks and uncertainties, and future results could be materially different from expectations.

•    This Offer is currently expected to expire at 5 o’clock p.m., U.S. Pacific Daylight Time, on September 15, 2005, unless we extend the Offer to a later date (the “Expiration Date”). You may make as many revisions of your election as you like, provided we receive your revised Acknowledgement and Election Form on or before the Expiration Date.

•    Please feel free and welcomed to discuss the Offer with your legal, tax and other personal advisors. If they or you have any questions regarding the mechanics of the Offer, please review the Offer, including the Summary Term Sheet and Questions and Answers. If that does not answer their or your questions, or if they or you need assistance completing the related documentation, please contact Microsemi either by e-mail to AccelerationOfferQuestions@microsemi.com or by fax to 1-877-798-3202, only.

IMPORTANT

Your election to amend and accelerate all or none of your Eligible Unvested Options is voluntary. HOWEVER, AS AN OPTION HOLDER, REGARDLESS OF YOUR DECISION TO ACCEPT OR DECLINE THE OFFER, YOU MUST PROPERLY COMPLETE THE ACKNOWLEDGEMENT AND ELECTION FORM AND DELIVER IT to David R. Sonksen, Secretary of Microsemi, located at 2381 Morse Ave., Irvine, CA 92614, via (1) facsimile at 1-877-881-2295, or if you cannot fax it, then by (2) delivery through first class registered or certified U.S. mail, Federal Express or other comparable courier service, before 5 o’clock p.m., U.S. Pacific Daylight Time on the Expiration Date (currently September 15, 2005), or at a later date if we extend the Offer. However, if you fail to deliver the Acknowledgement and Election Form by the stated time on the Expiration Date, you will be deemed to have rejected the Offer. Delivery will be deemed made only when actually received by us.

No late deliveries will be accepted, although this condition may be waived by us in our sole discretion without giving you prior notice. Additionally, we retain the right to reject Elections to Amend and Accelerate if any of the conditions, described fully in Section 6, “Conditions of the Offer” are triggered, unless and only to the extent we waive such conditions in our sole discretion.

The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors about your legal, financial and tax situation. The Contents and Exhibits listed below or attached hereto comprise the entire Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD ELECT TO AMEND AND ACCELERATE YOUR ELIGIBLE UNVESTED OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, INCLUDING THE ATTACHMENTS, SUCH AS THE SUMMARY TERM SHEET, QUESTIONS AND ANSWERS, PROSPECTUS, OPTION PLAN, FORM OF AMENDMENT OF OPTION AGREEMENT AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

CONTENTS

GLOSSARY

SUMMARY TERM SHEET

CERTAIN RISKS OF PARTICIPATING IN THIS OFFER

THE OFFER

1.	NUMBER OF OPTIONS; EXPIRATION DATE.
2.	PURPOSE OF THE OFFER.
3.	PROCEDURES.
4.	CHANGE IN ELECTION; WITHDRAWAL OF ELECTION.
5.	ACCEPTANCE OF ELECTIONS TO AMEND AND ACCELERATE ELIGIBLE UNVESTED OPTIONS.
6.	CONDITIONS OF THE OFFER.
7.	PRICE RANGE OF COMMON STOCK.
8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED AND ACCELERATED OPTIONS.
9.	INTERESTS OF OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE UNVESTED OPTIONS.
10.	STATUS OF ELIGIBLE UNVESTED OPTIONS IN THE OFFER.
11.	LEGAL MATTERS; REGULATORY APPROVALS.
12.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.
13.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.
14.	FEES AND EXPENSES.
15.	INFORMATION ABOUT US.
16.	ADDITIONAL INFORMATION.
17.	MISCELLANEOUS.

SCHEDULE A: Information About Our Directors And Executive Officers

SCHEDULE B: Addenda For Employees Residing Outside The U.S.

ADDENDUM FOR EMPLOYEES IN TAIWAN

ADDENDUM FOR EMPLOYEES IN HONG KONG

ADDENDUM FOR EMPLOYEES IN IRELAND

ADDENDUM FOR EMPLOYEES IN SINGAPORE

EXHIBITS

EXHIBIT (a)(1)(A):	Offer to Amend and Accelerate Employee Stock Options
EXHIBIT (a)(1)(B):	Questions And Answers
EXHIBIT (a)(1)(C):	Fax Cover Sheet
EXHIBIT (a)(1)(D):	Acknowledgement And Election Form
EXHIBIT (a)(1)(E):	Microsemi’s Receipt
EXHIBIT (a)(1)(F):	Reminder to All Microsemi Option Holders
EXHIBIT (a)(1)(G):	E-mail To Microsemi Option Holders
EXHIBIT (a)(1)(H):	Presentation Materials Regarding Stock Option Acceleration Program
EXHIBIT (a)(1)(I):	Form of E-mail or written notice dated August 22, 2005 from David R. Sonksen, Secretary of Microsemi
EXHIBIT (a)(1)(J):	Form of E-mail or written notice dated August 25, 2005 from David R. Sonksen, Secretary of Microsemi
EXHIBIT (a)(1)(K):	Stock Option Amendment and Acceleration Offer Survey
EXHIBIT (a)(1)(L):	Confirmation of Participation in the Offer to Amend and Accelerate
EXHIBIT (a)(1)(M):	E-mail Addresses and Fax Numbers.
EXHIBIT (a)(4):	Prospectus For 1987 Microsemi Corporation Stock Plan
EXHIBIT (d)(1):	1987 Microsemi Corporation Stock Plan, As Amended
EXHIBIT (d)(2):	Form of Amendment of Eligible Unvested Options
EXHIBIT (g):	Script of Statements To Be Made To Employees By Officers

GLOSSARY

“Approved Leave of Absence” means any employee leave of absence protected by statute or approved by the Company according to the practices or policies of the Human Resources Department of the Company.

“Commencement Date” means the date that we first provide to our employees the opportunity to participate in this Offer and the means to amend and accelerate Eligible Unvested Options.

“Company Option Plan” means our 1987 Microsemi Corporation Stock Plan, as amended.

“Eligible Unvested Options” means options to purchase shares of our Common Stock under the Company Option Plan that are held by an employee that are not exercisable, and will not become exercisable, on or prior to September 26, 2005, and that remain outstanding on the Expiration Date.

“Employee” and “Employed” and “Employment” include being an active, regular employee or being on an Approved Leave of Absence. These terms do not include service as a member of our Board of Directors, as a consultant or as an intern, nor do they include where termination occurs before the Amendment and Acceleration Date, except if the Company waives this condition in its sole discretion.

“Exercisable” (with respect to an option) means vested, or held for a sufficient period of continuous employment such that the option has become eligible to be exercised with respect to some or all of the stock subject to the option, as specified in such option’s vesting schedule.

“Expiration Date” means the time that this Offer will expire, which is currently set to be at 5 o’clock p.m., U.S. Pacific Daylight Time on September 15, 2005, unless we extend the Offer to a later date.

“Nasdaq” means The Nasdaq Stock Market, Inc.’s National Market System.

“Offer” means this Offer to Amend and Accelerate Employee Stock Options, pursuant to which, and only at the election of the holder, Eligible Unvested Options shall on the Amendment and Acceleration Date become Amended and Accelerated Options.

“Amended and Accelerated Options” and the terms “Amended and Accelerated” and similar terms each means options to purchase shares of our Common Stock that are Eligible Unvested Options outstanding on the Amendment and Acceleration Date held by an Employee that elects to accept the Offer. Options to purchase shares of the Common Stock that are Amended and Accelerated can be immediately exercised to purchase shares of Common Stock. Pursuant to the concurrent amendment of the option agreement, those shares of Common Stock issued upon exercise of Amended and Accelerated Options shall be, with certain exceptions, issued with resale restrictions that would apply only until the underlying Eligible Unvested Options would have become exercisable on the original terms of their respective vesting schedules (i.e., as if there were to have been no Amendment and Acceleration). (See Section 5)

“Amendment and Acceleration Date” means the date immediately after the Expiration Date on which we amend and accelerate the Eligible Unvested Options; provided, however, that if no sales of our Common Stock are reported on such date, then the Amendment and Acceleration Date shall be the next day following such date on which there is a reported sale.

“SEC” means the United States Securities and Exchange Commission.

“Schedule TO” means the Tender Offer Statement filed by Microsemi with the SEC in connection with this Offer to Amend and Accelerate, including any amendments thereto.

“Subject to adjustment” means changed to give effect to any stock splits, stock dividends, recapitalizations or similar transaction that may occur during any relevant time span.

SUMMARY TERM SHEET

The following is a summary of the material terms of this Offer. We urge you to read carefully the remainder of this Offer to Amend and Accelerate, including the Questions and Answers, Prospectus and the other attachments, because the information in this summary is not complete. We have included cross-references to the relevant sections of this Offer to Amend and Accelerate where you can find a more complete description of the topics discussed in this summary.

•    Offer. We are offering our employees the opportunity to amend and accelerate Eligible Unvested Options to become Amended and Accelerated Options. Eligible Unvested Options are options under the Company Option Plan that are held by employees to purchase shares of our Common Stock that are not exercisable, and will not become exercisable, on or prior to September 26, 2005, and that remain outstanding on the expiration date. (See Section 1)

•    Voluntary Participation. Your participation in this Offer is voluntary. You may tender an Election to Amend and Accelerate all or none of your Eligible Unvested Options. (See Section 1)

•    Number of Shares. The number of shares subject to the Amended and Accelerated Options will equal the number of shares subject to the Eligible Unvested Options. (See Section 8)

•    Term. The Amended and Accelerated Options will have a term equal to the then remaining term of the Eligible Unvested Options, subject to early termination in the event of termination of your employment. The option term concludes on the expiration date of the original option. Generally, the period of time allotted to our optionees to exercise options following the option grant date is ten years so long as you are continuously employed by the Company. (See Section 8)

•    Exercise Price. The Amended and Accelerated Options will continue to have the same exercise prices as the Eligible Unvested Options had. (See Sections 5 and 8)

•    Exercisability and Vesting. The Amended and Accelerated Options will be fully exercisable on the Amendment and Acceleration Date, assuming your continuous employment with Microsemi through that date. (See Sections 5 and 8)

Restricted Stock. Amended and Accelerated Options are comprised of the terms of your Eligible Unvested Options as set forth in the agreement or agreements that represent your Eligible Unvested Options, as modified by the Form of Amendment of Eligible Unvested Options, attached as Exhibit (d)(2). There are restrictions, with certain exceptions, on resale of shares of Common Stock purchasable upon exercise. These restrictions wholly terminate on the originally scheduled vesting of the Eligible Unvested Options. The restrictions do not prohibit transfers pursuant to the laws of descent and distribution or transfers to revocable living trusts. Sales of shares for value are restricted, except to the extent that the sales proceeds are paid to the Company to pay the exercise price, or to fund income tax payments or withholdings (based on an assumed 40% combined federal and state tax rate), or are paid to a stock broker as sales commissions or fees.

•    Qualification as Incentive Stock Options. The Amended and Accelerated Options will qualify as incentive stock options only to the maximum extent allowed under U.S. federal income tax law. The Amended and Accelerated Options will not qualify as incentive stock options to the extent that the total exercise price of all the Amended and Accelerated Options and other incentive stock options becoming exercisable in any one calendar year exceeds $100,000. The maximum value amount of incentive stock options that can become vested in one calendar year is $100,000. Also, your Amended and Accelerated Options will not qualify as incentive stock options if on the Amendment and Acceleration Date you are an employee on a leave of absence that exceeds 90 days on the Amendment and Acceleration Date unless you also have a right to return to employment that is guaranteed by contract or statute. In any circumstances in which your Amended and Accelerated Options shall not qualify as incentive stock options, you will be responsible for payment of taxes upon exercise; and the Company shall withhold for taxes. See the information under “U.S. Federal Income Tax Consequences”. (See Section 12)

•    Timing. We commenced this Offer on August 17, 2005. The Expiration Date of this Offer is currently September 15, 2005, but we may extend this Offer to a later date. The Amendment and Acceleration Date will be September 16, 2005, or a later date if this Offer is extended. (See Section 1)

•    Eligibility to Participate in Offer. Eligible Unvested Options at the Amendment and Acceleration Date may be amended and accelerated in this Offer. If for any reason you hold Eligible Unvested Options and you are not employed by us or one of our subsidiaries or on an Approved Leave of Absence on the Expiration Date, you will not be eligible to participate in this Offer, unless Microsemi waives this condition in its sole discretion. In such event, your Amended and Accelerated Options would not qualify as incentive stock options. See the information under “U.S. Federal Income Tax Consequences”. (See Sections 1 and 5)

•    Election. Whether or not you intend to accept this Offer, you must properly complete and deliver an Acknowledgement and Election Form before 5 o’clock p.m., U.S. Pacific Daylight Time, on the Expiration Date in accordance with the procedures described in this Offer to Amend and Accelerate. Your Acknowledgement and Election Form can indicate either that you accept the Offer as to all of your Eligible Unvested Options or decline the Offer as to all of the same. Delivery of the forms will be deemed made only when actually received by us. No late deliveries will be accepted. You may change your election at any time prior to 5 o’clock p.m., U.S. Pacific Daylight Time, on the Expiration Date by following similar procedures. You may not change your election after the stated time on the Expiration Date. (See Sections 3 and 4)

•    Conditions to this Offer. This Offer is subject to a number of conditions. If any of the conditions to which this Offer is subject occurs, we may terminate or amend this Offer, or we may postpone or forego our acceptance of any Election to Amend and Accelerate. (See Section 6)

•    Trading Price for Our Common Stock. Shares of our Common Stock are traded on Nasdaq under the symbol “MSCC”. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to Amend and Accelerate your Eligible Unvested Options.

•    U.S. Federal Income Tax Consequences. If you are an employee residing in the United States, we believe that you will not recognize U.S. federal taxable income upon the Amendment and Acceleration of your Eligible Unvested Options. Please note that in certain circumstances some or all of the Amended and Accelerated Options may not qualify as incentive stock options even if the Eligible Unvested Options had been incentive stock options. Please read Section 12 carefully and also read all of the information under “Certain Risks of Participating in this Offer” and “Risks Specific to this Offer”. If you are an employee residing outside the United States, please review the summaries in Schedule B to the Offer and consult your personal tax advisor to determine the tax and similar (e.g., social insurance contribution) consequences of this transaction. (See Section 12 and Schedule B)

•    Amendment and Termination. As long as we comply with applicable laws, we may amend or terminate this Offer in any way. We will notify you if we amend or terminate this Offer. We may be required to extend this Offer in the event we materially change the terms of this Offer. (See Section 13)

CERTAIN RISKS OF PARTICIPATING IN THIS OFFER

Participation in this offer involves a number of risks, including those described below. This list (which are risks of this Offer in particular) and the risk factors under the heading entitled “Risk Factors” in our Prospectus for 1987 Microsemi Stock Option Plan, which is attached hereto as Exhibit (a)(4) (which are risks concerning our options, our Common Stock and our Company), highlight the material risks of participating in this Offer. We encourage eligible employees to carefully consider these risks and speak with an investment and tax advisor (at their own expense) as necessary before deciding to participate in this Offer. In addition, we urge you to read all the sections in this Offer to Amend and Accelerate including those discussing tax consequences in various countries, as well as the rest of this Offer to Amend and Accelerate, and the Acknowledgement and Election Form, for a broader discussion of the risks which may apply to you before deciding to participate in this Offer.

This Offer to Amend and Accelerate and our reports filed with the SEC referred to in this Offer include “forward-looking statements.” When used in this Offer to Amend and Accelerate, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other similar words as they relate to our company or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

RISKS SPECIFIC TO THIS OFFER

YOUR AMENDED AND ACCELERATED OPTIONS MAY NOT QUALIFY FOR FAVORABLE TAX TREATMENT AS INCENTIVE STOCK OPTIONS, EVEN IF ELIGIBLE UNVESTED OPTIONS ARE INCENTIVE STOCK OPTIONS.

Your Amended and Accelerated Options will qualify as incentive stock options only to the maximum extent allowed under U.S. federal income tax law. If the number of shares subject to your Amended and Accelerated Options is high enough that the aggregate exercise price of the Amended and Accelerated Options and any other incentive stock options that become exercisable in calendar year 2005 exceeds $100,000, then your Amended and Accelerated Options will be deemed nonqualified stock options to the extent of the excess over $100,000. Some or all of your Amended and Accelerated Options may fail to qualify as incentive stock options in certain other circumstances. We recommend that you consult with your personal tax advisor for further details.

YOUR ELIGIBLE UNVESTED OPTIONS MAY LOSE THEIR FAVORABLE TAX TREATMENT AS INCENTIVE STOCK OPTIONS.

We do not believe that our Offer to you, in and of itself, will affect the status of your Eligible Unvested Options as incentive stock options. However, it is possible that the U.S. Internal Revenue Service could take the position that the Offer itself is a modification of your Eligible Unvested Options. A successful assertion by the U.S. Internal Revenue Service that your Eligible Unvested Options are modified by the Offer could extend the holding period that is required to be satisfied prior to sale or disposition of shares underlying an incentive stock option necessary to qualify for favorable tax treatment and, under some circumstances, could even cause all or a portion of your Eligible Unvested Options to be treated as nonqualified stock options. For further details, please see Section 12 of this Offer to Amend and Accelerate and consult with your personal tax advisor.

IN CERTAIN CIRCUMSTANCES WE MIGHT BE SUBJECT TO LEGAL, REGULATORY, OR BUSINESS REQUIREMENTS OR IMPEDIMENTS THAT COULD DELAY OR PREVENT OUR COMPLETING THE AMENDMENT AND ACCELERATION.

We might be subject to certain legal, regulatory or business requirements or impediments required to obtain regulatory approvals or exemptions that could delay or prevent us from making this Offer or accepting some or all Acknowledgement and Election Forms or Amending and Accelerating some or all such options. Although we intend to use commercially reasonable efforts to address any such requirements and impediments, and do not currently anticipate any difficulties in managing the requirements and impediments, it is possible that it will be impracticable or impossible for us to Amend and Accelerate the Eligible Unvested Options, or that we will have to delay the Amendment and Acceleration. Your Amended and Accelerated Options may be subject to different terms and/or certain conditions as a result of these requirements or impediments. If it is impracticable or impossible for us to Amend and Accelerate your Eligible Unvested Options due to legal, regulatory or business requirements or impediments, you will have no rights to Amended and Accelerated Options. Please see Section 6 of this Offer to Amend and Accelerate (“Conditions of the Offer”) for details of the legal, regulatory, or business requirements or impediments that could terminate this Offer, and please see Section 11 of this Offer to Amend and Accelerate (“Legal Matters; Regulatory Approvals”) for further information concerning the possibility of unknown legal impediments.

IF YOU ARE LIVING OR WORKING OUTSIDE THE UNITED STATES, YOU MAY BE SUBJECT TO TAX ON THE AMENDMENT AND ACCELERATION OR LOSE ANY PREFERENTIAL TAX TREATMENT OTHERWISE AVAILABLE.

If you are living or working outside the United States, you may be subject to additional tax-related liability by virtue of your participation in the Offer. Tax legislation in most of the countries outside the United States does not specifically address the tax consequences of the amendment and acceleration of Eligible Unvested Options. Consequently, although it appears that you will not be subject to additional tax liability if you participate in the Offer, we cannot be certain of this result. It is possible that you may be subject to tax on the value of the Amended and Accelerated Options or on some other basis, or you may lose the ability to claim preferential tax treatment in connection with your Amended and Accelerated Options that may or may not otherwise be available. Please review the applicable Summary in Schedule B to the Offer and consult your personal tax advisor to determine the tax and similar (e.g. social insurance contribution) consequences of electing to Amend and Accelerate.

THE OFFER

1. NUMBER OF OPTIONS; EXPIRATION DATE.

We are offering to amend and accelerate up to all Eligible Unvested Options held by our employees. Employees who are on an Approved Leave of Absence are also eligible to participate in this Offer. Eligible Unvested Options are all outstanding options to purchase shares of Common Stock that were granted under our 1987 Microsemi Corporation Stock Plan (“Company Option Plan”) to the extent they shall have not yet become exercisable on or prior to September 26, 2005. As of July 29, 2005, there were 9,469,490 shares of our Common Stock covered by options outstanding under the Company Option Plan, of which 5,133,275 shares were covered by Eligible Unvested Options.

Your participation in this Offer is voluntary. You may elect to amend and accelerate all or none of your Eligible Unvested Options.

Our Offer is subject to the terms and conditions described in this Offer and the documents contained herein or attached hereto. We will only accept Elections to Amend and Accelerate that are properly executed and received if the election is not validly withdrawn in accordance with Section 5 of this Offer before the Offer expires on the Expiration Date, currently September 15, 2005.

The Amended and Accelerated Options will be amended and accelerated on September 16, 2005 (or a later date if the Offer is extended beyond September 15, 2005).

Amended and Accelerated Options will qualify as incentive stock options only to the maximum extent allowed under U.S. federal income tax law. For more details, please see Section 12.

IF, FOR ANY REASON, YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES OR ON AN APPROVED LEAVE OF ABSENCE (AS DEFINED IN THE GLOSSARY) FROM THE COMMENCEMENT DATE THROUGH THE AMENDMENT AND ACCELERATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER AND WILL NOT RECEIVE ANY AMENDED AND ACCELERATED OPTIONS, EXCEPT THAT IN THE COMPANY’S SOLE DISCRETION IT MAY WAIVE THIS CONDITION, WITH OR WITHOUT PRIOR NOTICE TO YOU. A NON-EMPLOYEE’S AMENDED AND ACCELERATED OPTIONS WOULD BE NON-QUALIFIED OPTIONS.

PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES.

IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, THEN YOUR EMPLOYMENT WITH US IS “AT-WILL” AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE AMENDMENT AND ACCELERATION DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

The Expiration Date of this Offer means 5 o’clock p.m., U.S. Pacific Daylight Time, on September 15, 2005, unless we, in our discretion, extend the Offer. If we extend the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 13 for a description of our rights to extend, delay, terminate and amend the Offer.

We will publish an appropriate notice if we decide to amend this Offer and take any of the following actions:

•    increase or decrease the consideration we offer for electing to amend and accelerate; or

•    increase or decrease the maximum amount of Eligible Unvested Options we would amend and accelerate; or

•    extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer for a period ending ten (10) business days after the date the notice is published.

A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2. PURPOSE OF THE OFFER.

Microsemi Corporation has said that in light of new accounting regulations that take effect for the Company on October 3, 2005, the Company will accelerate the vesting of certain unvested stock options, all previously awarded to eligible participants under its 1987 Stock Plan, as amended. Microsemi’s Compensation Committee and Board of Directors approved the accelerated vesting, along with new restrictions on the shares that are issuable under these options, and the restrictions continue until the options were originally scheduled to vest. The shares issuable, although restricted, shall be registered in the name of the optionee and may be transferred pursuant to the laws of descent and distribution and are transferable to the extent necessary to cover the exercise price, satisfy federal and state withholding taxes and standard brokerage selling commissions, fees and charges.

Microsemi took the action in the belief that it is in the best interests of stockholders to minimize future compensation expense, and this was the purpose of the vesting acceleration. Upon Microsemi’s planned adoption of FASB Statement No. 123R, “Share-Based Payment,” effective for fiscal year 2006, vesting of unvested options will add to Microsemi’s compensation expense. Therefore, we accelerated vesting into fiscal year 2005 before the new accounting rule takes effect.

The Board of Directors has approved this Offer. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors about your financial and tax situation.

We make no recommendations to you as to whether you should elect to accept the Offer to Amend and Accelerate your Eligible Unvested Options, nor have we authorized any person to make any recommendations. You are urged to evaluate carefully all of the information in this Offer and to consult your own legal, investment and tax advisor(s). You must make your own decision whether to amend and accelerate your Eligible Unvested Options.

3. PROCEDURES.

Acknowledgement and Making Your Election. Whether or not you elect to accept or reject this Offer, you must properly complete and deliver the Acknowledgement and Election Form to David R. Sonksen, Secretary of Microsemi, located at 2381 Morse Ave., Irvine, CA 92614, via (1) facsimile at 1-877-881-2295, or if you cannot fax it, then by (2) delivery through first class registered or certified U.S. mail, Federal Express or other comparable courier service, before 5 o’clock p.m., U.S. Pacific Daylight Time, on the Expiration Date. An Acknowledgement and Election Form is being provided to you by E-mail. For an additional copy of your Acknowledgement and Election Form please contact Microsemi via E-mail at AccelerationOfferFormRequest@microsemi.com or by facsimile to 1-877-798-3193. If you are an employee on an Approved Leave of Absence as of the Commencement Date, Microsemi will mail to you an Acknowledgement and Election Form. You do not need to return your stock option agreements for your Eligible Unvested Options in order to elect to accept the Offer. Your Eligible

Unvested Options will be Amended and Accelerated if we accept your Election to Amend and Accelerate. You will not be required to return your stock option agreements unless we specifically make such a request at some future time.

The delivery of Acknowledgement and Election Forms and any other required documents by an option holder to Microsemi are at the sole risk of the option holder. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted. In all cases, sufficient time should be allowed to ensure timely delivery.

Determination of Validity; Rejection of Election to Amend and Accelerate; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Unvested Options and the validity, form, eligibility (including time of receipt) and acceptance of Acknowledgement and Election Forms. Neither we nor any other person will be obligated to give you notice of any defects or irregularities in any Acknowledgement and Election Form or otherwise, and no one will be liable for failing to give you such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Acknowledgement and Election Forms that are submitted pursuant to the Offer to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to amend and accelerate the Eligible Unvested Options. Additionally, we retain the right to reject elections to “accept” or decline” the Offer to Amend and Accelerate your Eligible Unvested Options if any of the conditions, described fully in Section 6, “Conditions of the Offer” are triggered, unless and only to the extent we waive such conditions in our sole discretion. If, and only if, we accept your Election to Amend and Accelerate, then your Eligible Unvested Options (and the related stock option agreements) will be Amended and Accelerated. We may waive any of the conditions of the Offer or any defect or irregularity in any Acknowledgement and Election Form with respect to any particular form or any particular option holder. All defects or irregularities, unless waived, must have been cured to our satisfaction by the option holder prior to the Expiration Date. An Election to Amend and Accelerate your Eligible Unvested Options may only be validly made, changed, or withdrawn if a signed written notice thereof is received by David R. Sonksen before 5:00 o’clock pm Pacific Daylight Time on the Expiration Date.

Our Acceptance Constitutes an Agreement. If you elect to amend and accelerate your Eligible Unvested Options and you deliver to us your Acknowledgement and Election Form and indicate that you “accept” the Offer as to your Eligible Unvested Options in accordance with the procedures described above, you will have accepted the terms and conditions of the Offer. As of the end of the Expiration Date, our acceptance of Acknowledgement and Election Forms that properly elect to “accept” amendment and acceleration will form a binding agreement between us and you on the terms described in this Offer.

Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept on the Expiration Date of the Offer all Eligible Unvested Options for which an Acknowledgement and Election Form has properly been delivered and which have not thereafter been validly withdrawn. However, we may in our discretion choose not to amend and accelerate Eligible Unvested Options if any of the conditions, described fully in Section 6, “Conditions of the Offer” are triggered, unless and only to the extent we waive such conditions in our sole discretion.

4. CHANGE IN ELECTION; WITHDRAWAL OF ELECTION.

You may only change or withdraw your election to Amend and Accelerate Eligible Unvested Options by following the procedures described in this Section 4. You may change or withdraw your election at any time before 5 o’clock p.m., U.S. Pacific Daylight Time on the Expiration Date. This means that you may withdraw your previously submitted Election to Amend and Accelerate at any time (including, as required by the rules of the SEC, any time after the twentieth business day following the Commencement Date) if we have not yet Amended and Accelerated your Eligible Unvested Options as described in the Offer.

To change your election, you must re-deliver a revised Acknowledgement and Election Form. You may also withdraw your Election to Amend and Accelerate by delivering a written statement signed and dated by the option holder stating an intention to request your election being withdrawn from the Offer. In either case, delivery is required to be made to David R. Sonksen, Secretary of Microsemi, located at 2381 Morse Ave., Irvine, CA 92614, via (1) facsimile at 1-877-881-2295, or if you cannot fax it, then by (2) delivery through first class registered or certified U.S. mail, Federal Express or other comparable courier service, before 5 o’clock p.m., U.S. Pacific Daylight Time, on the Expiration Date. For an Acknowledgement and Election Form please contact Microsemi via E-mail at AccelerationOfferFormRequest@microsemi.com or by facsimile to 1-877-798-3193. If you are an employee on an Approved Leave of Absence as of the Commencement Date, Microsemi will mail or fax you an Acknowledgement and Election Form. The last Acknowledgement and Election Form delivered by you as described above prior to 5 o’clock p.m., U.S. Pacific Daylight Time on the Expiration Date will be treated by us as your final election with respect to the Offer.

The delivery of Acknowledgement and Election Forms and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted. In all cases, sufficient time should be allowed to ensure timely delivery.

5. ACCEPTANCE OF ELECTIONS TO AMEND AND ACCELERATE ELIGIBLE UNVESTED OPTIONS.

On the terms and subject to the conditions of this Offer, we currently expect that on the Amendment and Acceleration Date, we will amend and accelerate the Eligible Unvested Options properly elected to be amended and accelerated, and only if the election is not validly withdrawn before the Expiration Date in accordance with this Offer. The Amended and Accelerated Options will be amended and accelerated on September 16, 2005, or at a later date if the Offer is extended. The Amended and Accelerated Options will be 100% exercisable at the Amendment and Acceleration Date.

The number of shares subject to your Amended and Accelerated Options will equal the number of shares under your Eligible Unvested Options. A listing of all of your Eligible Unvested Options is being provided to you by E-mail and an additional copy can be obtained by contacting Microsemi via E-mail at AccelerationOfferFormRequest@microsemi.com or by facsimile to 1-877-798-3193 and requesting an Acknowledgement and Election Form. If you are not employed by us or one of our subsidiaries or on an Approved Leave of Absence on the Expiration Date, then you are not eligible to participate in this Offer. If you are not employed continuously by us or one of our subsidiaries or on an Approved Leave of Absence through the Expiration Date, you will not be eligible to receive Amended and Accelerated Options, unless the Company waives this condition, in its sole discretion.

Approximately ten days prior to the Expiration Date, you will receive an E-mail confirmation that will confirm your most recent election (if any) and state whether you have elected to amend and accelerate and identify your Eligible Unvested Options, subject to the terms and conditions of this Offer. You may also receive additional E-mail confirmations prior to the Expiration Date. After the Expiration Date, you will receive an E-mail confirmation that will confirm your final election and state which of your Eligible Unvested Options have been amended and the number of Amended and Accelerated Options that you hold on the Amendment and Acceleration Date, subject to the terms and conditions of this Offer.

6. CONDITIONS OF THE OFFER.

On or before the Expiration Date, if we determine that any event has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer to Amend and Accelerate your Eligible Unvested Options, even if you shall have elected to amend and accelerate, we will not be required, in such circumstances, to amend and accelerate any or all Eligible Unvested Options, and we may under such circumstances terminate or amend the Offer, or postpone our acceptance of any election or elections to amend and accelerate Eligible Unvested Options. These kinds of circumstances may, without limitation, include the happening of any one of more of the following events:

•	any change or changes occur in the applicable accounting rules that cause the Offer to subject us to adverse accounting treatment.

•	any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the Amendment and Acceleration of Eligible Unvested Options, the issuance of Amended and Accelerated Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer.

•	any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

(a)	make it illegal for us to accept some or all of the Eligible Unvested Options or to amend and accelerate them so that they become Amended and Accelerated Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

(b)	delay or restrict our ability, or render us unable, to accept the election to Amend and Accelerate Eligible Unvested Options or to amend and accelerate some or all of the Eligible Unvested Options;

(c)	materially impair the benefits we believe we could receive from the Offer (as described in the first paragraph of Section 2 hereof); or

(d)	materially and adversely affect our business, condition (financial or other), income, operations or prospects.

•	there is:

(a)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

•	another person publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that:

(a)	any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

(b)	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our Common Stock; or

(c)	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

•	any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material and adverse to us.

The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time before the Expiration Date, whether or not we waive any other condition to the Offer. If we elect to waive any of the conditions to the Offer, the Offer will remain open for at least 5 business days after we disclose the waiver of any conditions to holders of Eligible Unvested Options.

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

Additionally, we retain the right to reject Elections to Amend and Accelerate if any of the conditions, described fully in Section 6, “Conditions of the Offer” are triggered, unless and only to the extent we waive such conditions in our sole discretion.

Also, if your employment with us or one of our subsidiaries terminates, for any reason, before the Expiration Date, your Eligible Unvested Options will not be Amended and Accelerated, unless we waive this condition in our sole discretion. If your employment with us is terminated by your death or as part of any announced reduction in force, you will nonetheless fall within this category. THEREFORE, IF YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES OR ON AN APPROVED LEAVE OF ABSENCE FOR ANY REASON THROUGH THE EXPIRATION DATE, YOU WILL NOT OBTAIN AMENDED AND ACCELERATED OPTIONS UNLESS WE WAIVE THIS CONDITION, IN OUR SOLE DISCRETION.

IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, THEN YOUR EMPLOYMENT WITH US IS “AT-WILL” AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE AMENDMENT AND ACCELERATION DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

7. PRICE RANGE OF COMMON STOCK.

The Eligible Unvested Options to be amended and accelerated pursuant to this Offer are not publicly traded. However, upon exercise of an Eligible Unvested Option that has become exercisable, the option holder will become an owner of our Common Stock. Our Common Stock is quoted on Nasdaq under the symbol “MSCC.” The following table shows, for the periods indicated, the high and low closing sales prices per share of our Common Stock as reported by Nasdaq. All share prices reflect our two-for-one stock split effective in February 2004.

(1st Quarter: October, November, December; 2nd Quarter: January, February, March; 3rd Quarter: April, May, June; 4th Quarter: July, August, September)

Fiscal Year ended September 29, 2002

CLOSING PRICES

	HIGH	LOW
1st Quarter	$19.49	$11.81
2nd Quarter	16.21	6.74
3rd Quarter	8.97	3.30
4th Quarter	3.53	2.50

Fiscal Year ended September 28, 2003

CLOSING PRICES

	HIGH	LOW
1st Quarter	$3.85	$2.61
2nd Quarter	5.72	3.05
3rd Quarter	7.93	5.36
4th Quarter	10.05	7.62

Fiscal Year ended September 26, 2004

CLOSING PRICES

	HIGH	LOW
1st Quarter	$12.76	$7.57
2nd Quarter	16.36	12.12
3rd Quarter	14.75	10.80
4th Quarter	14.21	9.63

Fiscal Year ended October 2, 2005

CLOSING PRICES

	HIGH	LOW
1st Quarter	$18.76	$13.56
2nd Quarter	17.37	14.66
3rd Quarter	20.85	14.88
4th Quarter (as of August 11, 2005)	23.03	19.39

As of August 16, 2005, the closing price of our Common Stock, as reported by Nasdaq, was $22.59 per share.

We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to amend and accelerate your Eligible Unvested Options.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED AND ACCELERATED OPTIONS.

If you elect to Amend and Accelerate, the number of shares of Common Stock that shall be subject to your Amended and Accelerated Options will equal the number of shares of Common Stock that are subject to all of your Eligible Unvested Options.

The Amended and Accelerated Option generally will be substantially the same as the Eligible Unvested Options as they were originally issued. The remaining term, the exercise price, and the number of shares of Common Stock thereunder each will be completely unchanged.

Each Amended and Accelerated Option will become 100% exercisable at the Amendment and Acceleration Date.

With certain exceptions, shares of Common Stock issued upon an exercise of Amended and Accelerated Options will have certain transfer restrictions that lapse at the same rate as the prior vesting schedule.

We shall Amend and Accelerate up to all Eligible Unvested Options, comprising options to purchase 5,133,275 shares of our Common Stock. As of July 28, 2005, there were 62,683,284 shares of our Common Stock outstanding. The maximum number of shares of Common Stock issuable upon exercise of the Amended and Accelerated Options would equal approximately 7.0 % of the total shares of our Common Stock outstanding as of July 28, 2005.

Merger or Acquisition. If we merge with or are acquired by another entity between the Expiration Date and Amendment and Acceleration Date, then the Company will use its best efforts, but shall be under no obligation, to cause the successor entity to grant the Amended and Accelerated Options under the same terms as provided in this Offer. Also, if the successor entity were required to grant such Amended and Accelerated Options, then an acquiring company might simply elect to terminate eligible employees of the Company before the Amendment and Acceleration Date, in which case you might not receive any Amended and Accelerated Options.

Even if the successor entity is willing to grant the Amended and Accelerated Options under the same terms as provided in this Offer, the type of security and the number of shares subject to each Amended and Accelerated Option would presumably be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our Common Stock that are outstanding at the time of the acquisition. As a result of the ratio in which our Common Stock may convert into an acquiror’s Common Stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror’s or successor entity’s Common Stock than the number of shares subject to the Eligible Unvested Options that you elect to Amend and Accelerate, if any. Also, an acquiror’s or successor entity’s stock price on the Amendment and Acceleration Date has potentially an unpredictable effect on the exercise price of Amended and Accelerated Options.

9. INTERESTS OF OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE UNVESTED OPTIONS.

A list of our directors and executive officers is attached to this Offer to Amend and Accelerate as Schedule A. As of July 29, 2005, the total number of shares of our Common Stock subject to all Eligible Unvested Options was 5,133,275 and the total number of shares of our Common Stock subject to Eligible Unvested Options held by our executive officers was 1,324,000. The percentage of those shares relative to the total number of shares subject to all Eligible Unvested Options was 25.8%.

During the past 60 days, we have not issued any Eligible Unvested Options and no Eligible Unvested Options have been exercised or cancelled. Neither we, nor, to our actual knowledge, any member of our Board of Directors or any of our executive officers or those of our subsidiaries, nor any affiliates of ours, knows of any transactions involving Eligible Unvested Options during the past 60 days.

Our directors and executive officers are option-holders under our Company Option Plan. Except as otherwise described above, neither we nor, to our knowledge, any of our executive officers or members of our Board of Directors are a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements (other than loan agreements containing standard default and similar provisions regarding pledged shares of Common Stock), puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10. STATUS OF ELIGIBLE UNVESTED OPTIONS IN THE OFFER.

All options that have been granted under the Company Option Plan and that we amend in connection with the Offer will remain outstanding, subject to termination on their original terms.

11. LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the Amendment and Acceleration or ownership of the Eligible Unvested Options as described in the Offer. If any other approval or action should be required, we presently intend to seek such approval or take such action. This could require us to delay the amendment and acceleration of Eligible Unvested Options that you elect to amend and accelerate. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept properly tendered Elections to Amend and Accelerate is subject to the conditions described in Section 6.

12. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences of the amendment of Eligible Unvested Options to become Amended and Accelerated Options under the Offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In addition, this discussion does not address any aspect of non-U.S., state or local income taxation or any other form of taxation other than U.S. federal income taxation that may be applicable to an option holder. If you are an employee residing outside the United States, the discussion in this Section 12 generally will not apply to you. Please see Schedule B for more details regarding the tax treatment of the Offer to Amend and Accelerate in your country.

We recommend that you consult your own tax advisor with respect to the tax consequences of participating in the Offer.

Acceleration and Amendment of Options.

We believe that the amendment and acceleration will be treated as a non-taxable event and, therefore, you will not be required to recognize income for U.S. federal income tax purposes on account of the amendment on the Amendment and Acceleration Date.

Qualification of Options as Incentive Stock Options.

Amended and Accelerated Options. Your Amended and Accelerated Options will qualify as incentive stock options only to the maximum extent allowed under U.S. federal income tax law. If the number of shares subject to your Amended and Accelerated Options is high enough that the aggregate exercise price of the Amended and Accelerated Options that become exercisable in the 2005 calendar year exceeds $100,000, then your Amended and Accelerated Options will be deemed nonqualified stock options to the extent of the excess over $100,000. Some or all of your Amended and Accelerated Options may fail to qualify as incentive stock options in certain other circumstances, such as for instance if you are no longer an employee on the Amendment and Acceleration Date.

Current Options. We do not believe that our Offer to you, in and of itself, will affect the status, if that happens to be the case, of your Eligible Unvested Options prior to the Offer as incentive stock options. However, it is possible that the U.S. Internal Revenue Service could take the position that the Offer itself is a modification of your Eligible Unvested Options, whether or not you elect to amend and accelerate the options. A successful assertion by the U.S. Internal Revenue Service that your Eligible Unvested Options are modified by the Offer could extend the holding period that is required to be satisfied prior to sale or disposition of the shares underlying an incentive stock option in order to qualify for favorable tax treatment. A successful assertion by the U.S. Internal Revenue Service that the Offer is a modification of your Eligible Unvested Options also would cause all or a portion of your Eligible Unvested Options to be treated as nonqualified stock options under any of the following circumstances: (1) if any of your incentive stock options that are Eligible Unvested Options have an exercise price less than the Fair Market Value of our Common Stock during the period from the Commencement Date to the Expiration Date; or (2) if and to the extent the aggregate fair market value of the Common Stock subject to your currently exercisable Eligible Unvested Options that are incentive stock options plus the aggregate fair market value of the Common Stock subject to any of your incentive stock options that become exercisable in the calendar year of the Offer exceeds $100,000; or (3) if you are not an Employee of the Company on the Amendment and Acceleration Date.

General U.S. Federal Income Tax Treatment of Incentive Stock Options.

Upon the grant of an incentive stock option, you will recognize no income. Upon exercise of an incentive stock option, if no disposition of the underlying stock is made until at least two years from the date the option had been granted and at least one year from the date the option had been exercised (collectively, the “ISO Holding Periods”), you will recognize no income, and no deduction may be taken by the Company. However, if the ISO Holding Periods are not met, any gain upon disposition is taxed in whole or in part as ordinary income, tax withholding may be required, and the Company is entitled to a tax deduction for that year. The amount of ordinary income recognized is equal to the lesser of (a) the fair market value of the underlying stock on the exercise date minus the exercise price, or (b) the amount realized on disposition minus the exercise price. If the amount realized on disposition exceeds the fair market value of the underlying stock on the exercise date, the excess is short-term or long-term capital gain on the date of disposition, depending upon whether you disposed of the underlying stock more than one year after the exercise date.

Upon disposition of the underlying stock after the ISO Holding Periods have been satisfied, any gain or loss realized by you is taxed as long-term capital gain or loss, and the Company is not entitled to any deduction with regard to such disposition. The amount of long-term capital gain or loss is equal to the amount realized on disposition minus the exercise price.

The exercise of an incentive stock option may result in items of “tax preference” for the purposes of the Alternative Minimum Tax (“AMT”). For the purposes of computing the AMT, the excess of the fair market value (on the date of the exercise) of the shares received upon the exercise of an incentive stock option over the exercise price paid is included in AMT income in the year the option is exercised. If the shares are sold in the same year that the option is exercised, the regular tax treatment and the AMT treatment will be the same. If the shares are sold during a year subsequent to that in which the option was exercised, the basis of the stock acquired will equal its fair market value on the date of exercise for purposes of computing AMT income in the year of sale. For example, assume that an individual pays an exercise price of $10.00 to purchase stock having a fair market value of $15.00 on the date of exercise. The amount included in AMT income is $5.00, and the stock has a basis of $10.00 for regular tax purposes and $15.00 for AMT purposes. If the individual sells the stock in a subsequent year for $20.00, the capital gain recognized is $10.00 for regular tax purposes and $5.00 for AMT purposes.

An optionee who is subject to the AMT in the year of exercise of an incentive stock option may claim as a credit, against the optionee’s regular tax liability in future years, the amount of AMT paid that is attributable to the exercise of the option. This credit is available in the first year following the year of exercise in which the optionee has a regular tax liability.

When an incentive stock option is exercised by delivery of our Common Stock in payment of the exercise price, the stock delivered is not taxed, provided that stock acquired on exercise of an incentive stock option is not tendered as payment before the ISO Holding Periods are satisfied. A number of the shares you receive equal to the number of shares delivered will have the same tax basis and be treated as having been held for the same period of time for capital gain and loss purposes as the shares you delivered, and the rest of the shares received on exercise of the option will have a tax basis equal to the amount of any cash paid to exercise the option plus the amount of any ordinary income recognized on exercise of the option and will be treated for capital gain and loss purposes as having been acquired on the exercise date.

General U.S. Federal Income Tax Treatment of Nonqualified Stock Options.

Under current U.S. federal income tax law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable ordinary income to you and, if you are an employee, then you will be subject to withholding of income and U.S. employment taxes at that time. We will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with applicable withholding requirements.

When a nonqualified stock option is exercised by delivery of our Common Stock in payment of the exercise price, the stock delivered is not taxed even if the ISO Holding Periods have not been satisfied. A number of the shares you receive equal to the number of shares delivered will have the same tax basis and be treated as having been held for the same period of time for capital gain and ISO Holding Period purposes as the shares you delivered, and the rest of the shares received on exercise of the option will have a tax basis equal to the amount of any cash paid to exercise the option plus the amount of any ordinary income recognized on exercise of the option and will be treated for capital gain and loss purposes as having been acquired on the exercise date.

The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

13. EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting Elections to Amend and Accelerate Eligible Unvested Options by announcing the extension and/or giving oral or written notice of the extension to the option holders.

Prior to the Expiration Date, we may postpone the amendment and acceleration of Eligible Unvested Options, or we may terminate or amend the Offer, but only if any of the conditions specified in Section 6 occur. In order to postpone amending and accelerating, we must announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay amending and accelerating Eligible Unvested Options may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we deliver the consideration offered or return any property tendered pursuant to the Offer promptly after we terminate or withdraw the Offer.

As long as we comply with any applicable laws, rules and regulations, we might amend the Offer in any way, including decreasing or increasing the benefits or burdens of the Offer to option holders or by decreasing or increasing the number of Eligible Unvested Options to be amended and accelerated in the Offer.

We might amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment must be issued no later than 11:59 a.m., U.S. Pacific Daylight Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•     increase or decrease the considerations Offered in return for your Election to Amend and Accelerate; or

•     increase or decrease the number of Eligible Unvested Options to be amended and accelerated in the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten (10) business days after the date the notice is published.

14. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Unvested Options to amend and accelerate such Eligible Unvested Options pursuant to this Offer.

15. INFORMATION ABOUT US.

OVERVIEW

Microsemi Corporation (the “Company” or “Microsemi”) was incorporated in Delaware in 1960. We changed our name from Microsemiconductor Corporation in February 1983. Our principal executive offices are located at 2381 Morse Avenue, Irvine, California 92614, and our telephone number is (949) 221-7100. Our web site is located at http://www.microsemi.com. Copies of the Offer to Amend and Accelerate, the accompanying Questions and Answers, and other related materials, as amended, are available at http://www.microsemi.com/amendmentoffer08012005, otherwise the information on our web site is not a part of this Offer. Unless the context otherwise requires, “Microsemi” refers to Microsemi Corporation and its consolidated subsidiaries.

Microsemi is a leading designer, manufacturer and marketer of high performance analog and mixed signal integrated circuits and high reliability semiconductors. The company’s semiconductors manage and control or regulate power, protect against transient voltage spikes and transmit, receive and amplify signals.

Microsemi’s products include individual components as well as integrated circuit solutions that enhance customer designs by improving performance and reliability, battery optimization, reducing size or protecting circuits. The principal markets the company serves include implanted medical, defense/aerospace and satellite, notebook computers, monitors and LCD TVs, automotive and mobile connectivity applications. All trademarks used herein are property of Microsemi Corporation.

SELECTED FINANCIAL DATA

Set forth below is a selected summary of our financial information. The financial data as of September 26, 2004 and for the years ended September 28, 2003 and September 26, 2004 are derived from our audited consolidated financial statements included in our Annual Report for the year ended September 26, 2004. The financial data as of July 3, 2005 and for the nine months ended June 27, 2004 and July 3, 2005 are derived from our unaudited consolidated financial statements for the quarter ended June 30, 2002. This financial data should be read together with our Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended September 26, 2004 and our Quarterly Report on Form 10-Q for the quarter ended July 3, 2005.

	Year ended		Nine Months Ended
	September 28, 2003	September 26, 2004	June 27, 2004	July 3, 2005
Net sales	$197,371	$244,805	$176,820	$218,286
Cost of sales	136,830	167,266	117,540	130,803
Gross profit	60,541	77,539	59,280	87,483

Operating expenses:
Selling and general and administrative	37,006	38,881	28,876	39,367
Amortization of goodwill and other intangible assets	1,320	1,211	908	688
Research and development	19,368	20,010	15,362	14,186
Restructuring charge	686	6,855	7,241	2,727
Asset Impairments	—	2,506	—	—
(Gain) Loss on Sales of Operating Assets (net)	(2,605)	(383)	—	547
Total operating expenses	55,775	69,080	52,387	57,515

Operating Income	4,766	8,459	6,893	29,968

Other (expenses) income:
Interest Expense	(411)	(266)	(219)	(149)
Interest, Income	406	575	416	924
Other, net	(10)	(496)	(18)	6
Total other (expenses) income	(15)	(187)	179	781

Income before income taxes	4,751	8,272	7,072	30,749
Provision for income taxes	1,568	2,636	2,334	9,686
Income (loss) before cumulative effect of a change in accounting principle	3,183	5,636	—	—
Cumulative effect of a change In accounting principle, net Of income tax	(14,655)	—	—	—
Net income (loss)	$(11,472)	$5,636	$4,738	$21,063

Earnings (loss) per share:
Basic
Earnings (loss) before cumulative effect of a change in accounting principle	$0.05	$0.10	$0.08	$0.34
Change in accounting Principle net of income Tax benefit	(0.25)	—	—	—

Earnings (loss) per share	$(0.20)	$0.10	$0.08	$0.34

Diluted
Earnings (loss) before cumulative effect of a change in accounting principle	$0.05	$0.09	$0.08	$0.33
Change in accounting Principle net of income Tax benefit	(0.25)	—	—	—

Earnings (loss) per share	$(0.20)	$0.09	$0.08	$0.33

Weighted-average common shares outstanding:
Basic	57,906	59,168	58,529	61,193

Diluted	59,018	61,987	61,327	64,759

Consolidated balance sheet data (in thousands, except per share data):

	As of
	September 26, 2004	July 3, 2005
Cash and cash equivalents	$45,118	$77,165
Working capital	108,457	144,524
Total assets	232,998	271,124
Long-term liabilities	4,217	3,680
Total stockholders’ equity	184,877	220,425
Book value per share	3.09	3.52

Book value per share is calculated by dividing total stockholders’ equity by the number of shares of Common Stock outstanding.

Ratios of earnings to fixed charges:

	Year ended		Nine Months Ended
	September 28, 2003	September 26, 2004	June 27, 2004	July 3, 2005
	(in thousands)
Earnings:

Earnings {loss} before income taxes	$(17,954)	$8,272	$7,072	$30,749
Add: Fixed charges	703	556	438	366
	$(17,251)	$8,828	$7,510	31,115
Fixed charges:
Interest expense	$411	$266	$219	$149
Interest portion of rental expense	292	290	219	217
	$703	$556	$438	$366

Ratio of earnings to fixed charges	Negative	15.88	17.15	85.01

For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as consolidated income from continuing operations before income taxes plus fixed charges. Fixed charges are the sum of interest on all indebtedness, estimated interest within rental expense and amortization of debt issuance. We have no preference securities, equity method investments or capitalized interest. The financial information included in our Annual Report on Form 10-K for the fiscal year ended September 26, 2004 and our Quarterly Reports on Form 10-Q for the quarters ended January 2, 2005 and April 3, 2005 and July 3, 2005 are incorporated by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 16 - “Additional Information.”

16. ADDITIONAL INFORMATION.

With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC, of which this Offer to Amend and Accelerate is a part. This Offer to Amend and Accelerate does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to amend and accelerate your options:

(a)	our Annual Report on Form 10-K for the fiscal year ended September 26, 2004 filed on December 12, 2004;

(b)	our Quarterly Report on Form 10-Q for the quarter ended January 2, 2005 filed on February 14, 2005;

(c)	our Quarterly Report on Form 10-Q for the quarter ended April 3, 2005 filed on May 13, 2005;

(d)	our Quarterly Report on Form 10-Q for the quarter ended July 3, 2005 filed on August 12, 2005;

(e)	our Current Reports on Forms 8-K filed November 19, 2004, January 27, 2005, May 11, 2005 and July 29, 2005;

(f)	the description of our Common Stock contained in our Registration Statement on Form 10/A (Amendment No. 1) filed with the SEC on February 12, 2002, including any amendments or reports filed for the purpose of updating such description.

The SEC file number for these filings is 0-8866. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.	500 West Madison Street Room 1024
Suite 1400	Chicago, Illinois 60661
Washington, D.C. 20549

You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Our Common Stock is quoted on the Nasdaq National Market under the symbol “MSCC”, and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations

1735 K Street, N.W.

Washington, D.C. 20006

We will also provide without charge to each holder of Eligible Unvested Options, upon their written or oral request, a copy of this Offer to Amend and Accelerate or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Microsemi Corporation

Investor Relations

2381 Morse Avenue

Irvine, CA 92614

or by sending us a facsimile at 1-877-798-3202 between the hours of 9:00 a.m. and 5:00 p.m., Irvine, California, local time, or E-mail at AccelerationOfferQuestions@microsemi.com.

The Offer to Amend and Accelerate and many other documents relating to the Offer are also available for download at http://www.microsemi.com/amendmentoffer08012005.

As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

The information about us contained in this Offer to Amend and Accelerate should be read together with the information contained in the documents to which we have referred you, including statements concerning risks and uncertainties that can affect the Company’s future results.

17. MISCELLANEOUS.

If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in that jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors about your related financial and tax situation. The information about this Offer from us is limited to this document, the documents contained herein or attached hereto.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY TERM SHEET, PRESENTATION AND QUESTIONS AND ANSWERS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

SCHEDULE A

INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS Our directors as of July 29, 2005 are set forth in the following table:

Name	Age	Position and Offices Held
James J. Peterson	50	Director, Chief Executive Officer and President
Dennis R. Leibel	61	Director and Chairman
Thomas R. Anderson	61	Director
William L. Healey	61	Director
William E. Bendush	56	Director
Harold Blomquist	53	Director
Paul Folino	60	Director

Our Corporate Officers and their positions and offices as of July 29, 2005 are set forth in the following table:

Name	Age	Position and Offices Held
James J. Peterson	50	Director, Chief Executive Officer and President
David R. Sonksen	59	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Ralph Brandi	61	Executive Vice President and Chief Operating Officer
John M. Holtrust	55	Vice President of Human Resources
James H. Gentile	49	Vice President of Worldwide Sales
John J. Petersen	60	Vice President of Quality and Business Process Improvement
Steven Litchfield	36	Vice President of Marketing and Business Development

The address of each director and executive officer is c/o Microsemi Corporation, 2381 Morse Avenue, Irvine, California 92614.

SCHEDULE B

ADDENDA FOR EMPLOYEES RESIDING OUTSIDE THE U.S.

If you are an employee residing outside the United States, we believe that you will not be subject to additional tax solely by virtue of your participation in the Offer and your election for or against Eligible Unvested Options to become Amended and Accelerated Options. However, the tax legislation in most of the countries outside of the United States does not specifically address the tax consequences of the amendment and acceleration of stock options. Consequently, although it appears that you will not be subject to any additional tax liability if you participate in the Offer, we cannot be certain of this result. It is possible that you may be subject to tax on the value of the Amended and Accelerated Options upon grant or on some other basis or that you may lose the ability to claim preferential tax treatment in connection with your Amended and Accelerated Options. We therefore strongly recommend that you consult with your tax advisor as to the tax consequences of participating in the Offer.

If you are eligible for this Offer because you are an employee of Microsemi or one of our subsidiaries living or working in the United States, Taiwan, Hong Kong, Ireland or Singapore but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

ADDENDUM FOR EMPLOYEES IN TAIWAN

Tax Information

The following is a general summary of the material tax consequences of the amendment of your Eligible Unvested Options to become Amended and Accelerated Options under the Offer for eligible employees subject to tax in Taiwan. This discussion is based on the tax law of Taiwan, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Amended and Accelerated Options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Unvested Options to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Acceleration and Amendment

We do not believe that you will be subject to tax as a result of the amendment and acceleration of your Eligible Unvested Options.

Exercise

When you exercise your Amended and Accelerated Options, Taiwan individual income tax implications may apply. If the stock option given is related to services provided in Taiwan, then the difference (or “spread”) between the fair market value of the underlying shares and the exercise price will be subject to Taiwan income tax. On the other hand, if not related to Taiwan services rendered, then there will be no Taiwan income tax on the “spread.”

Sale of Shares

When you sell your shares you shall have acquired upon exercise of the Amended and Accelerated Options, you will not be subject to Taiwan income tax, as foreign source income is not taxable for individuals in Taiwan.

Withholding and Reporting

Your employer is not required to withhold or report income tax at the time of exercise or sale provided that there is no “chargeback” made. Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the Offer.

ADDENDUM FOR EMPLOYEES IN IRELAND

Tax Information

The following is a general summary of the material tax consequences of the amendment of your Eligible Unvested Options and the Amendment and Acceleration of the Amended and Accelerated Options under the Offer for tax residents in Ireland. This discussion is based on Irish tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Amended and Accelerated Options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Unvested Options to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Acceleration and Amendment

We do not believe that there will be a tax liability in connection with the election to Amend and Accelerate your Eligible Unvested Options.

Grant

You will not be subject to tax when the Eligible Unvested Options are amended on the Acceptance and Amendment Date.

Exercise

Any Amended and Accelerated Options will have been granted under a non-approved share option scheme. Consequently, you will be subject to income tax when you exercise your Amended and Accelerated Options on the difference (or “spread”) between the fair market value of the underlying shares on the date of exercise and the exercise price. You can elect, on submission of a tax return, to defer the income tax charge arising on exercise if the shares you shall have acquired on exercise of the Accelerated Option are not disposed of in the year of exercise. The income tax payable on exercise may be deferred until the shares are disposed of or for seven years, whichever is earlier.

You will not be required to pay any Pay Related Social Insurance contributions at the time you exercise your Amended and Accelerated Options. Employers and employees are not required to pay PRSI on share options or other benefits in-kind provided to employees.

Sale of Shares

When you sell shares of stock you shall have acquired upon exercise of the Amended and Accelerated Options, you will be subject to capital gains tax. The tax is due on any increase in the value of the shares between the date on which you exercise your Amended and Accelerated Options and the date on which you sell the shares acquired upon exercise of such options.

Dividends

If you acquire shares upon exercise, you may be entitled to receive dividends.

Any dividends paid on our stock will be subject to income tax in Ireland and withholding tax in the U.S. You may be entitled to a foreign tax credit for United States federal tax withheld at source. You must report any dividends you receive on your annual Ireland tax return.

Withholding and Reporting

Your employer is required to arrange for the payment of income tax on the spread at exercise or to withhold funds on account of income tax on the spread at exercise from the payroll, the proceeds of exercise and sale, or otherwise, and to remit such amounts to the Ireland Inland Revenue on your behalf. Your employer will also report the details of any option grant and exercise on its annual Ireland Inland Revenue tax return.

In addition to your employer’s reporting obligations, you must report details of any liabilities arising from the exercise of your Amended and Accelerated Options and from the sale or disposal of shares, together with details of dividend income, to the Inland Revenue on your personal Ireland Inland Revenue tax return.

You will be responsible for paying any taxes owed as a result of the sale of the shares or the receipt of any dividends.

Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the Offer.

ADDENDUM FOR EMPLOYEES IN SINGAPORE

Tax Information

The following is a general summary of the material tax consequences of the amendment of your Eligible Unvested Options to become Amended and Accelerated Options under the Offer for tax residents in Singapore. This discussion is based on Singaporean tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Amended and Accelerated Options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Unvested Options to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Amendment and Acceleration

We do not believe that there will be a tax liability in connection with the delivery of your Acknowledgement and Election Form.

Exercise

You will be subject to income tax when you exercise your Amended and Accelerated Options on the difference (or “spread”) between the fair market value of the underlying shares on the date of exercise and the exercise price. Contributions to the Central Provident Fund (“CPF”) are generally required of Singapore citizens or permanent residents with respect to cash remuneration only and CPF contributions should not be required with respect to exercise of your Amended and Accelerated Options.

If you are neither a Singapore citizen nor a Singapore permanent resident, then when your employment with your employer terminates for any reason you will be treated for Singapore tax purposes as if you exercised any options, including Amended and Accelerated Options, that shall have been granted to you after January 1, 2003, and that are outstanding and not yet exercised as of the date that your employment terminates. You will be subject to Singapore income tax on the difference (or “spread”) between the fair market value of the underlying shares on the date your employment terminates and the exercise price you would have paid if you exercised the options on that date, and you will not be subject to Singapore tax on the subsequent actual exercise of any options that were deemed exercised upon termination of employment.

Sale of Shares

You will not be subject to Singapore tax when you sell your shares acquired upon exercise of the Amended and Accelerated Options.

Dividends

If you acquire shares upon exercise of your Amended and Accelerated Options, you may be entitled to receive dividends. Any dividends paid on our stock will be subject to U.S. withholding tax. Any dividends paid on our stock may also be subject to Singapore income tax. You must report any dividends you receive on your annual Singapore tax return.

Withholding and Reporting

Your employer will report the details of any option grant and exercise on its annual Inland Revenue Authority of Singapore tax return. In addition to your employer’s reporting obligations, you must report details of any liabilities arising from the exercise of your Amended and Accelerated Options, together with details of dividend income, to the Inland Revenue Authority on your personal tax return.

You will be responsible for paying any taxes owed as a result of the receipt of any dividends.

Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the Offer.